Exhibit 23.1

Kost Forer Gabbay & Kasierer 144 Menachem Begin St. Building A Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Brainsway Ltd. and to the incorporation by reference therein of our report, dated March 22, 2020, with respect to the consolidated financial statements of Brainsway Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

Yours Truly,

September 4, 2019	KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	A Member of Ernst &Young Global